Exhibit 5.1

March 22, 2019

The Board of Directors

Adial Pharmaceuticals, Inc.
1001 Research Park Blvd., Suite 100

Charlottesville, VA 22911

 Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration by the Company of 1,700,112 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of: (i) 125,000 shares of Common Stock (the “Selling Stockholder Shares”) issued to the selling stockholder described in the Registration Statement, and (ii) 1,575,112 shares of Common Stock (the “Warrant Shares”) underlying warrants (the “Warrants”) issued in the Company’s initial public offering, which Warrant Shares were registered and remain unsold under the Company’s prior registration statement on Form S-1, as amended (File No. 333-220368), that was initially declared effective by the Commission on July 26, 2018, and the concurrent amendment of that registration statement on Form S-1.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Selling Stockholder Shares have been duly authorized for issuance and have been validly issued, fully paid and nonassessable; and (ii) the Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company and upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, and the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gracin & Marlow, LLP
Gracin & Marlow, LLP